EXHIBIT 99.1

NEWS FOR RELEASE: 7/26/2005                              CONTACT:  Lee Brown
                                                         719-481-7213
                                                         lbrown@ramtron.com

                              RAMTRON ANNOUNCES
                     DIVESTITURE OF MUSHKIN SUBSIDIARY

Colorado Springs, CO - July 26, 2005. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) products, today announced the divestiture of its Mushkin subsidiary, which was approved by the Ramtron board of directors on July 20, 2005. The company has executed an agreement to sell the subsidiary to Mushkin's current general manager for consideration of approximately $1.8 million. The consideration provided in the sale includes, among other things, Mushkin's current accounts receivable and cash balances. The sale closed today, July 26, 2005.

In connection with the sale, the company plans to take a goodwill and long-lived assets impairment charge and an inventory provision charge totaling approximately $4.0 million during the second quarter, of which $3.8 million is expected to be non-cash.

"The sale of Mushkin allows us to dedicate 100% of our efforts to growing our semiconductor business," said Bill Staunton, Ramtron CEO.

About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: our ability to grow our semiconductor business, the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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